EXHIBIT 3.1

                           CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION OF
                              AMEN PROPERTIES, INC.


     Amen Properties, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

     FIRST: That the Board of Directors of Amen Properties, Inc. (the "Board") duly adopted resolutions setting forth a proposed amendment of the Certificate of Incorporation of Amen Properties, Inc. to modify certain provisions of the Certificate of Designation of Series and Determination of Rights and Preferences of Series A Preferred Stock of Crosswalk.com, Inc. (now Amen Properties, Inc.), as amended by that certain Amendment to Certificate of Designation of Series and Determination of Rights and Preferences of Series A Preferred Stock of Crosswalk.com, Inc. (now Amen Properties, Inc.) (the "Series A Certificate of Designations"), which became part of the Certificate of Incorporation upon the filing of the Series A Certificate of Designations, and declaring said amendment to be advisable and directing that said amendment be submitted to the stockholders of the Corporation for consideration thereof. The amendment amends
Section 2 of the Series A Certificate of Designations, as part of the Certificate of Incorporation, in its entirety to read as follows (the "Series A Amendment'):

         SECTION 2.  DIVIDENDS.

                  From the date of issuance of shares of Series A Preferred Stock through March 31, 2003, the holders of outstanding shares of Series A Preferred Stock shall be entitled to receive a dividend of six percent (6%) per annum, payable, at the election of the Board, out of funds legally available for such purpose or in shares of Common Stock, in preference and priority to any payment of any dividend on Common Stock. If the dividend is to be paid in Common Stock, the number of shares shall be determined by dividing the dividend payable by the average closing price of the Common Stock for the sixty (60) trading days prior to the dividend declaration or redemption of the Series A Preferred Stock. Such dividend shall be payable only when, as and if declared by the Board, and such dividends shall accrue and be cumulative; provided, that all accrued and unpaid dividends shall be so declared and paid within ninety (90) days of March 31, 2003. From and after April 1, 2003, no dividends shall accrue or be payable in respect to the Series A Preferred Stock, except that the holders of the Series A Preferred Stock shall be entitled to receive any dividend declared in respect of the Common Stock based upon the number of shares of Common Stock into which the outstanding shares of Series A Preferred Stock are convertible at the time the dividend is declared as if such shares of Common Stock issuable upon conversion of the Series A Preferred Stock were outstanding for purposes of the Common Stock dividend.

         SECOND: That the Board of Directors of Amen Properties, Inc. (the "Board") duly adopted resolutions setting forth a proposed amendment of the Certificate of Incorporation of Amen Properties, Inc. to modify certain provisions of the Certificate of Designation of Series and Determination of Rights and Preferences of Series B Convertible Preferred Stock of Crosswalk.com, Inc. (now Amen Properties, Inc.) (the "Series B Certificate of Designations"), which became part of the Certificate of Incorporation upon the filing of the Series B Certificate of Designations, and declaring said amendment to be advisable and directing that said amendment be submitted to the stockholders of the Corporation for consideration thereof. The amendment amends Section 2 of the Series B Certificate of Designations, as part of the Certificate of Incorporation, in its entirety to read as follows (the "Series B Amendment"):

         SECTION 2.  DIVIDENDS.

                  From the date of issuance of shares of Series B Preferred Stock through March 31, 2003, the holders of outstanding shares of Series B Preferred Stock shall be entitled to receive a dividend of six percent (6%) per annum, payable, at the election of the Board, out of funds legally available for such purpose or in shares of Common Stock, in preference and priority to any payment of any dividend on Common Stock. If the dividend is to be paid in Common Stock, the number of shares shall be determined by dividing the dividend payable by the average closing price of the Common Stock for the sixty (60) trading days prior to the dividend declaration or redemption of the Series B Preferred Stock. Such dividend shall be payable only when, as and if declared by the Board, and such dividends shall accrue and be cumulative; provided, that all accrued and unpaid dividends shall be so declared and paid within ninety (90) days of March 31, 2003. From and after April 1, 2003, no dividends shall accrue or be payable in respect to the Series B Preferred Stock, except that the holders of the Series B Preferred Stock shall be entitled to receive any dividend declared in respect of the Common Stock based upon the number of shares of Common Stock into which the outstanding shares of Series B Preferred Stock are convertible at the time the dividend is declared as if such shares of Common Stock issuable upon conversion of the Series B Preferred Stock were outstanding for purposes of the Common Stock dividend.

         THIRD: All of the holders of the Series A Preferred Stock of the Corporation approved and consented, as a class, the Series A Amendment by pursuant to an Agreement to Suspend Dividends and Consent in May 2003.

         FOURTH: All of the holders of the Series B Preferred Stock of the Corporation approved and consented, as a class, the Series B Amendment by pursuant to an Agreement to Suspend Dividends and Consent in May 2003.

         FIFTH: That thereafter, said amendments were approved at a stockholders meeting of the Corporation held May 18, 2004, by the holders of in excess of a majority of voting stock of the Corporation.

         SIXTH: That said amendments were duly adopted in accordance with the provisions of Section 228 and Section 242 of the Delaware General Corporation Law.

         IN WITNESS WHEREOF, this Certificate has been executed by Jon M. Morgan, President, and attested by John M. James, Secretary, as of the 26th day of May, 2004.



                                           Jon M. Morgan
                                           -----------------------------
                                           Jon M. Morgan, President


ATTEST:


         John M. James
         -----------------------------
         John M. James, Secretary




                                       2